Exhibit 99.1

FOR IMMEDIATE RELEASE

For information, contact:  Roger Dick

(704) 991-1136; rdick@uwharrie.com

ALBEMARLE, NC.  April 17, 2019 - Roger Dick, President & Chief Executive Officer of Uwharrie Capital Corp, announced the planned retirement of Brendan P. Duffey, Chief Operating Officer of Uwharrie Capital Corp and President & CEO of Uwharrie Bank.  Mr. Duffey will be retiring effective January 2, 2020.  Mr. Duffey, who joined the company in 2004, holds various C-suite positions with the company and bank.

Mr. Dick commented, “I wish Brendan well in his retirement and want to thank him for his dedication, hard work, and superb contributions to Uwharrie Capital Corp and its subsidiaries.  His experience and knowledge were instrumental to the company through the depth of the great recession and helping set a foundation for growth for years to come.”

“I have been truly blessed and am extremely grateful to have been a part of Uwharrie Capital Corp and its unique mission.  I would like to thank all the customers, associates, directors and shareholders of our company that I’ve had the pleasure of working with over my time at Uwharrie for their trust and support,” said Mr. Duffey.

“We have had a company succession plan in place for our key officers for several years now,” said Roger Dick.  Upon Mr. Duffey’s retirement on January 2, 2020, Mr. Dick will succeed Duffey as CEO of Uwharrie Bank and will continue to serve as President & CEO of Uwharrie Capital Corp.

As part of the company’s succession plan, R. David Beaver, III will assume Duffey’s responsibilities as President of Uwharrie Bank and as Chief Risk Officer of Uwharrie Capital Corp.   Mr. Beaver began his banking career at Uwharrie Capital Corp in June 2005, most recently serving as Chief Financial Officer of Uwharrie Capital Corp and Uwharrie Bank. Over Mr. Beaver’s 14-year tenure with Uwharrie, he has served as Assistant Vice President/Asset Liability Manager, and Vice President/Controller & Treasurer before assuming his current role in 2013.   Mr. Beaver holds a BS in Accounting from Pfeiffer University and a MBA from East Carolina University. Mr. Beaver will remain CFO of the company and the bank.

Also as part of the succession plan for Duffey, Jason Andrew, Senior Vice President/eBanking at Uwharrie, will assume a new position in the holding company as Executive Vice President/Chief Information Officer upon Duffey’s retirement.  Mr. Andrew joined the company in 2003 working part-time while completing his BS in Business Administration.  Upon graduation from the University of North Carolina - Charlotte, Mr. Andrew spent a year in the company’s management training program rotating through most of the major functions of the bank.  Upon graduation from the program, he assumed responsibility for the eBanking Group and the bank’s call center operations.  He subsequently took on the responsibilities of Enterprise Apps & e-Commerce Manager reporting to Mr. Duffey in 2016.

ABOUT UWHARRIE CAPITAL CORP

Uwharrie Capital Corp is a bank holding company for Uwharrie Bank, a full-service bank subsidiary, and Uwharrie Investment Advisors.  Uwharrie Capital Corp and its subsidiaries are committed to supporting the success of counties and communities of the Charlotte Metropolitan and Uwharrie Lakes regions through a full range of financial solutions.  Additional information can be found at www.uwharrie.com

Caution Regarding Forward-Looking Statements

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

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